INGRAM YUZEK GAINEN CARROLL & BERTOLOTTI, LLP

250 PARK AVENUE
NEW YORK, NEW YORK 10177
Telephone (212) 907-9600
Facsimile (212) 907-9681
www.ingramllp.com

David G. Ebert

Writer's Direct Dial: 212-907-9603
E-Mail: debert@ingramllp.com

Member: Legal Netlink Alliance
www.legalnetlink.net

May 3, 2013

By Email and Overnight Mail

Elliot M. Maza
Director & Chief Financial Officer (emaza@intellectns.com)

Isaac Onn
Director: (ionn@walla.com)

Intellect Neurosciences, Inc.
45 West 36th Street,
3rd Floor,
New York, NY 10018

Re: Dr. Daniel Chain

Dear Messrs. Maza and Onn:

My firm represents Dr. Daniel Chain. Please direct all communications to me, preferably through counsel, and refrain from any further contact with Dr. Chain.

Dr. Chain hereby resigns from Intellect Neurosciences, Inc. ("ILNS"), effective immediately.

Without being exhaustive, ILNS has repeatedly breached its obligations to my client in numerous respects, over an extended period, including, by failing to pay, paying untimely, and failing to pay in full, Dr. Chain's salary; failing to grant the "Management Compensation," including the grant of shares, provided in the June 29, 2011 term sheet; failing to reimburse business expenses; failing to pay the agreed full amount of Dr. Chain's annual life insurance premium due February 2013, jeopardizing his ability to maintain coverage; and failing timely to pay health insurance premiums (which caused lapses in coverage). In addition, Dr. Chain was induced to continue his employment based on false assurances made on behalf of the major stakeholders regarding elements of his compensation, including, without limitation, an award of non-dilutable shares and an interest in future licensing transactions.

We are continuing to review these violations and others, and reserve all rights and remedies available to Dr. Chain with respect to all damages sustained as a consequence of ILNS's breaches, wrongful conduct and neglect.

Very truly yours,

David G. Ebert

DGE/bs